Free Writing Prospectus, dated November 3, 2026

Filed pursuant to Rule 433 under the Securities Act of 1933

Supplementing the Preliminary Prospectus, dated October 9, 2026

Registration Statement Nos. 333-298489 and 333-298489-01

DTE Electric Securitization Funding III LLC

(the “Issuing Entity”)

PRICING TERM SHEET

$600,461,000 Senior Secured Securitization Bonds, Series 2026A (the “Bonds”)

November 3, 2026

Issuing Entity:	DTE Electric Securitization Funding III LLC

Sponsor, Depositor and Initial Servicer:	DTE Electric Company

Trustee:	U.S. Bank Trust Company, National Association

Sole Bookrunner:	Citigroup Global Markets Inc.

Co-Managers:	Huntington Securities, Inc.
Independence Point Securities LLC
Siebert Williams Shank & Co., LLC

Expected Ratings (Moody’s/S&P):	Aaa (sf)/AAA (sf)(1)

Closing Date / Settlement Date:	November 12, 2026(2)

Interest Payment Dates(3):	February 1 and August 1, commencing August 1, 2027

Applicable Time:	1:04 PM (Eastern time) on November 3, 2026

Annual Report Commencement Date:	March 31, 2027

Structuring Agent Fee:	$150,000

Proceeds:	The total price to the public is $600,455,505. The total amount of the underwriting discounts and commissions is $2,401,844. The total amount of proceeds to the Issuing Entity before deduction of expenses (estimated to be $5,092,661) is $598,053,661. The net proceeds of this offering are expected to be approximately $592,961,000, after deducting underwriting discounts and commissions and initial costs of the transaction.

Initial Securitization Charges as a Percentage of Customers’ total Electricity Bill:

The initial Power Supply Securitization Charge is expected to represent approximately 0.77% of the Power Supply portion of the total DTE Electric bill, as of August 2026, received by a 650 kWh residential Power Supply Customer of DTE Electric.

The initial Distribution Securitization Charge is expected to represent approximately 2.76% of the Distribution portion of the total DTE Electric bill, as of August 2026, received by a 650 kWh residential Distribution Customer of DTE Electric.

For DTE Electric’s retail electric distribution customers subject to both the Power Supply Securitization Charge and the Distribution Securitization Charge, the combined initial Securitization Charges are expected to represent approximately 1.82% of the total DTE Electric bill, as of August 2026, received by a 650 kWh residential Customer of DTE Electric.

For DTE Electric’s retail electric distribution customers subject to both the Power Supply Securitization Charge and the Distribution Securitization Charge, the estimated aggregate amount of (1) the initial Securitization Charge for the Bonds, (2) the securitization charge for the Series 2022A Securitization Bonds and (3) the securitization charge for the Series 2023A Securitization Bonds is expected to represent approximately 3.54% of the total DTE Electric bill, as of August 2026, received by a 650 kWh residential Customer of DTE Electric.

Tranche	Expected Weighted Average Life (Years)	Principal Amount Offered	Scheduled Final Payment Date	Final Maturity Date	Interest Rate	Initial Price to Public(4)	Underwriting Discounts and Commissions	Proceeds to Issuing Entity (Before Expenses)
A-1	2.72	$412,333,000	8/1/2031	8/1/2032	5.195%	99.99937%	0.40000%	$410,681,070
A-2	9.86	$188,128,000	8/1/2040	8/1/2041	5.607%	99.99846%	0.40000%	$187,372,591

	Tranche A-1	Tranche A-2
CUSIP	26254QAA8	26254QAB6
ISIN	US26254QAA85	US26254QAB68

(1)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
(2)

The Issuing Entity expects to deliver the Bonds against payment for the Bonds on or about November 12, 2026, which will be the sixth business day following the date of pricing of the Bonds. Since trades in the secondary market generally settle in one business day, purchasers who wish to trade Bonds prior to the business day prior to settlement will be required, by virtue of the fact that the Bonds initially will settle in T+6, to specify alternative settlement arrangements to prevent a failed settlement.

(3)	In any case where the date on which payment is due shall not be a Business Day, then payment may be made on the next Business Day.
(4)	Interest on the Bonds will accrue from November 12, 2026. If the Bonds are delivered after that date, the purchaser will pay accrued interest.

EXPECTED SINKING FUND SCHEDULE

Semi- Annual Payment Date	Tranche A-1	Tranche A-2
Closing Date	$0.00	$0.00
August 1, 2027	$56,072,585.57	$0.00
February 1, 2028	$40,487,529.75	$0.00
August 1, 2028	$41,583,729.60	$0.00
February 1, 2029	$42,709,609.10	$0.00
August 1, 2029	$43,865,971.75	$0.00
February 1, 2030	$45,053,642.94	$0.00
August 1, 2030	$46,273,470.33	$0.00
February 1, 2031	$47,526,324.52	$0.00
August 1, 2031	$48,760,136.44	$52,963.34
February 1, 2032	$0.00	$8,052,023.52
August 1, 2032	$0.00	$8,291,410.19
February 1, 2033	$0.00	$8,537,913.81
August 1, 2033	$0.00	$8,791,745.99
February 1, 2034	$0.00	$9,053,124.60
August 1, 2034	$0.00	$9,322,273.99
February 1, 2035	$0.00	$9,599,425.20
August 1, 2035	$0.00	$9,884,816.11
February 1, 2036	$0.00	$10,178,691.69
August 1, 2036	$0.00	$10,481,304.19
February 1, 2037	$0.00	$10,792,913.37
August 1, 2037	$0.00	$11,113,786.69
February 1, 2038	$0.00	$11,444,199.56
August 1, 2038	$0.00	$11,784,435.61
February 1, 2039	$0.00	$12,134,786.89
August 1, 2039	$0.00	$12,495,554.10
February 1, 2040	$0.00	$12,867,046.92
August 1, 2040	$0.00	$13,249,584.23

Total Payments	$412,333,000.00	$188,128,000.00

EXPECTED AMORTIZATION SCHEDULE

OUTSTANDING PRINCIPAL BALANCE PER TRANCHE

Semi- Annual Payment Date	Tranche A-1(1)	Tranche A-2(2)
Closing Date	$412,333,000.00	$188,128,000.00
August 1, 2027	$356,260,414.43	$188,128,000.00
February 1, 2028	$315,772,884.68	$188,128,000.00
August 1, 2028	$274,189,155.08	$188,128,000.00
February 1, 2029	$231,479,545.98	$188,128,000.00
August 1, 2029	$187,613,574.23	$188,128,000.00
February 1, 2030	$142,559,931.29	$188,128,000.00
August 1, 2030	$96,286,460.96	$188,128,000.00
February 1, 2031	$48,760,136.44	$188,128,000.00
August 1, 2031	$0.00	$188,075,036.66
February 1, 2032	$0.00	$180,023,013.14
August 1, 2032	$0.00	$171,731,602.95
February 1, 2033	$0.00	$163,193,689.14
August 1, 2033	$0.00	$154,401,943.15
February 1, 2034	$0.00	$145,348,818.55
August 1, 2034	$0.00	$136,026,544.56
February 1, 2035	$0.00	$126,427,119.36
August 1, 2035	$0.00	$116,542,303.25
February 1, 2036	$0.00	$106,363,611.56
August 1, 2036	$0.00	$95,882,307.37
February 1, 2037	$0.00	$85,089,394.00
August 1, 2037	$0.00	$73,975,607.31
February 1, 2038	$0.00	$62,531,407.75
August 1, 2038	$0.00	$50,746,972.14
February 1, 2039	$0.00	$38,612,185.25
August 1, 2039	$0.00	$26,116,631.15
February 1, 2040	$0.00	$13,249,584.23
August 1, 2040	$0.00	$0.00

(1)	To be paid from Distribution Securitization Charges and Power Supply Securitization Charges.
(2)	To be paid from Power Supply Securitization Charges only.

Scheduled Principal Contribution Obligation Balance Schedule

	Tranche A-1			Tranche A-2
Semi-Annual Payment Date	Distribution	Power Supply	Total	Power Supply
Closing Date	$0.00	$0.00	$0.00	$0.00
August 1, 2027	$46,842,462.31	$9,230,123.26	$56,072,585.57	$0.00
February 1, 2028	$33,822,866.69	$6,664,663.06	$40,487,529.75	$0.00
August 1, 2028	$34,738,620.79	$6,845,108.81	$41,583,729.60	$0.00
February 1, 2029	$35,679,168.96	$7,030,440.14	$42,709,609.10	$0.00
August 1, 2029	$36,645,182.45	$7,220,789.30	$43,865,971.75	$0.00
February 1, 2030	$37,637,350.77	$7,416,292.17	$45,053,642.94	$0.00
August 1, 2030	$38,656,382.04	$7,617,088.29	$46,273,470.33	$0.00
February 1, 2031	$39,703,003.58	$7,823,320.94	$47,526,324.52	$0.00
August 1, 2031	$40,777,962.41	$7,982,174.03	$48,760,136.44	$52,963.34
February 1, 2032	$0.00	$0.00	$0.00	$8,052,023.52
August 1, 2032	$0.00	$0.00	$0.00	$8,291,410.19
February 1, 2033	$0.00	$0.00	$0.00	$8,537,913.81
August 1, 2033	$0.00	$0.00	$0.00	$8,791,745.99
February 1, 2034	$0.00	$0.00	$0.00	$9,053,124.60
August 1, 2034	$0.00	$0.00	$0.00	$9,322,273.99
February 1, 2035	$0.00	$0.00	$0.00	$9,599,425.20
August 1, 2035	$0.00	$0.00	$0.00	$9,884,816.11
February 1, 2036	$0.00	$0.00	$0.00	$10,178,691.69
August 1, 2036	$0.00	$0.00	$0.00	$10,481,304.19
February 1, 2037	$0.00	$0.00	$0.00	$10,792,913.37
August 1, 2037	$0.00	$0.00	$0.00	$11,113,786.69
February 1, 2038	$0.00	$0.00	$0.00	$11,444,199.56
August 1, 2038	$0.00	$0.00	$0.00	$11,784,435.61
February 1, 2039	$0.00	$0.00	$0.00	$12,134,786.89
August 1, 2039	$0.00	$0.00	$0.00	$12,495,554.10
February 1, 2040	$0.00	$0.00	$0.00	$12,867,046.92
August 1, 2040	$0.00	$0.00	$0.00	$13,249,584.23
Total Payments	$344,503,000.00	$67,830,000.00	$412,333,000.00	$188,128,000.00

Subject to the terms and conditions in the underwriting agreement among the Issuing Entity, DTE Electric Company and the underwriters, for whom Citigroup Global Markets Inc. is acting as representative, the Issuing Entity has agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the principal amount of the Bonds listed opposite each underwriter’s name below:

Underwriter	Tranche A-1	Tranche A-2
Citigroup Global Markets Inc.	$309,249,000	$141,097,000
Huntington Securities, Inc.	$61,850,000	$28,219,000
Independence Point Securities LLC	$20,617,000	$9,406,000
Siebert Williams Shank & Co., LLC	$20,617,000	$9,406,000
Total	$412,333,000	$188,128,000

The underwriters may allow, and dealers may reallow, a discount not to exceed the percentage listed below for each tranche:

	Selling Concession	Reallowance Discount
Tranche A-1	0.24%	0.16%
Tranche A-2	0.24%	0.16%

After the initial public offering, the public offering prices, selling concessions and reallowance discounts may change.

WEIGHTED AVERAGE LIFE SENSITIVITY

		-5% (1.65 Standard Deviations from Mean)		-15% (4.70 Standard Deviations from Mean)
Tranche	Expected Weighted Average Life (Years)	WAL (yrs)	Change (days)*	WAL (yrs)	Change (days)*
A-1	2.72	2.72	0	2.75	8
A-2	9.86	9.86	0	9.87	2

*	Number is rounded to whole days

Assumptions

For the purposes of preparing the above chart, the following assumptions, among others, have been made: (i) in relation to the initial forecast, the forecast error stays constant over the life of the Bonds and is equal to an overestimate of electricity consumption of 5% (1.65 standard deviations from mean) or 15% (4.70 standard deviations from mean); (ii) the Servicer makes timely and accurate filings to make True-Up Adjustments to the Securitization Charges semi-annually; (iii) customer net charge-off rates are held constant at 0.90% for all classes of Customers; (iv) all Securitization Charges are remitted 34 days after such charges are billed; (v) operating expenses are equal to projections; (vi) there is no acceleration of the applicable Final Maturity Date of the Bonds; (vii) a permanent loss of all Power Supply Customers and Distribution Customers required to pay each Securitization Charge, as the case may be, has not occurred; and (viii) the issuance date of the Bonds is November 12, 2026. There can be no assurance that the weighted average lives of the Bonds will be as shown.

RECENT DEVELOPMENTS

The Issuing Entity has amended and restated its LLC Agreement on November 2, 2026. The definition of “LLC Agreement” on page 155 of the prospectus will be updated accordingly.

DTE Electric Company and the Issuing Entity have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents DTE Electric Company and the Issuing Entity have filed with the SEC as exhibits to the registration statement for more complete information about the Issuing Entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, DTE Electric Company, the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or emailing prospectus@citi.com.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via email or another communication system.